Exhibt 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces Year-End Financial Results and Progress on Awak Mas Acquisition

Denver, Colorado March 31, 2005 - Vista Gold Corp. (TSX & AMEX: VGZ) announced today its financial results for the year ended December 31, 2004, as filed on March 31, 2005, with the U.S. Securities and Exchange Commission in the Corporation’s Annual Report on Form 10-K. For the year ended December 31, 2004, Vista reported a consolidated net loss of US$4.9 million or US$0.31 per share compared to the 2003 consolidated net loss of US$2.7 million or US$0.22 per share. The increase of US$2.2 million in 2004 is due to increased holding costs at the Hycroft Mine of US$0.6 million; decreased holding costs at the Amayapampa property of US$0.1 million; increased property exploration costs of US$0.2 million; increased general and administrative costs of US$0.5 million; and increased stock-based compensation of US$1.0 million (a non-cash item).

The Corporation received net cash from financing activities of US$9.8 million in 2004 compared to US$8.1 million in 2003. Net cash used in investing activities in 2004 was US$6.1 million compared to US$3.0 million in 2003. This increase primarily reflects US$3.3 million set aside for increased bond requirements at Hycroft in 2004, compared to US$1.7 million in 2003. Net cash used for operations in 2004 was US$3.4 million compared to US$3.0 million in 2003. The unused cash received from financing activities in 2004 is on hand as working capital.

The financial position of the Corporation included current assets at December 31, 2004, of US$6.8 million compared to US$6.5 million in 2003 and total assets of US$32.8 million at December 31, 2004, compared to US$26.3 million in 2003. Total liabilities at December 31, 2004, were US$4.4 million compared to US$4.6 million in 2003 and shareholders’ equity was US$28.3 million at December 31, 2004, compared to US$21.7 million in 2003. The Corporation’s working capital as of December 31, 2004, was US$6.6 million which increased by US$0.5 million from US$6.1 million in 2003.

Selected Financial Data
	Years ended December 31
U.S. $000’s, except loss per share	2004	2003
Results of operations
Net loss	$(4,924)	$(2,745)
Basic and diluted loss per share	$(0.31)	$(0.22)

Net cash used in operations	$(3,351)	$(3,008)
Net cash used in investing activities	(6,100)	(3,002)
Net cash provided by financing activities	9,847	8,087

Financial position
Current assets	$6,826	$6,485
Total assets	32,788	26,280
Current liabilities	256	408
Total liabilities	4,444	4,577
Shareholders’ equity	28,344	21,703

Working capital	$6,570	$6,077

The annual general meeting of the Corporation’s shareholders has been scheduled for Monday, May 9, 2005, at 10:00 a.m., Vancouver time, at the offices of Borden Ladner Gervais LLP, Suite 1200, 200 Burrard Street, Vancouver, British Columbia, Canada.

On another matter, Mike Richings, President and CEO, commented, “ Our due diligence efforts regarding the Awak Mas property in Indonesia are proceeding on schedule and we anticipate exercising the option to acquire the property in April, following Vista’s board of directors’ and regulatory approvals.”

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation’s holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Wildcat projects and Hycroft mine, all in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico, the Amayapampa project in Bolivia, and an option to purchase the Awak Mas project in Sulawesi in Indonesia.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation’s periodic reports, including the annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com